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                                                                  Exhibit d(22)

                                  CONSENT FORM

Delaware International Advisers Ltd.
3rd Floor, 80 Cheapside
London EC2V 6EE

Attention: David G. Tilles, Chief Investment Officer and Managing Director

Re:      The Investment Fund for Foundations - TIFF Multi-Asset Fund
         The Investment Fund for Foundations - TIFF International Equity Fund

The undersigned hereby acknowledges its receipt of notice of the proposed acquisition by Atlantic Value Partners (No. 3) Limited, an entity to be majority owned and controlled by senior management of Delaware International with a substantial minority investment by a private equity fund affiliated with Hellman & Friedman, LLC, of Delaware International Advisers Ltd. And certain related entities and consents to the change of control of such companies and to any assignment deemed to occur under or with respect to the investment advisory agreement(s) (the "Investment Advisory Agreements"), relating to the above-referenced account(s).

By signing this form of consent, the undersigned acknowledges that the Investment Advisory Agreements will continue in full force and effect, and that Delaware International Advisers, Ltd., which the undersigned understands will operate as of closing under a new name, will continue to provide investment advisory services on the same terms and conditions as such services are currently being provided.

TIFF Investment Program, Inc.
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Name of Client


/s/ Richard J. Flannery
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Signature of Client

CEO
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Capacity of Signatory

8/18/2004
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Date